FOR IMMEDIATE RELEASE

Community Financial Corporation Announces Director Retirement After Forty-Nine Years Of Service.

September 2, 2008, Staunton, VA - Community Financial Corporation announced today that Jane C. Hickok will retire from Community Financial Corporation and its subsidiary Community Bank effective October 1, 2008.  In making the announcement, P. Douglas Richard, CEO, stated “Jane has served our organization exceptionally well since beginning her service as a teller in 1959.  During her tenure, we have developed a true community banking franchise.  She was instrumental in taking the Bank public in 1987 and has diligently worked since then to enhance stockholder value. Jane’s dedication has made a substantial impact on the growth and success of our company. With her help Community Bank remains a very profitable institution at a time when other financial institutions are struggling.”

Mrs. Hickok was elected Vice Chairman of the Board of Community Bank and Community Financial Corporation in October 1994 after retiring as President and Chief Executive Officer of Community Bank having served in that position since 1984.  She remained President and CEO of Community Financial Corporation until retiring in January 1995. Mrs. Hickok has continued to serve in the capacity of Vice Chairman of the Board since that time.

 “I know of no other activity that I have enjoyed more than my association with the members of the board and the gratification that I have received knowing that I have contributed in some way to the growth and success of our organizations,” Hickok said. “I leave with great confidence in the ongoing success of Community Bank due to the integrity, knowledge, dedication and unselfish service of the management team who will be continuing to guide its future.”

The Board of Directors has appointed Norman “Butch” C. Smiley, III to fill the unexpired term of Mrs. Hickok as Director of Community Financial Corporation and its subsidiary, Community Bank.  Butch has been with Community Bank since 1996 when he joined the retail lending department. With his experience in commercial, consumer, and real estate lending, Butch was promoted to Senior Vice President and Chief Lending Officer of the Bank in 2000 and most recently promoted to President of Community Bank.  He is a graduate of the University of Virginia’s School of Bank Management, and the Stonier Graduate School of Banking at Georgetown University. A Staunton native, Butch graduated from Buffalo Gap High School.

Other members of Community Financial Corporation’s Board are James R. Cooke Jr., Chairman, Dale C. Smith, Charles F. Andersen, Charles W. Fairchilds, Morgan N. Trimyer, Jr. and P. Douglas Richard.

Community Bank, the wholly owned subsidiary of Community Financial, has been headquartered in Staunton, Virginia  for 80 years with  offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach. Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

# # #